As filed with the Securities and Exchange Commission on June 1, 2018	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-1119100
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1511 N. Westshore Blvd., Suite 870

Tampa, FL 33607

(Address of Principal Executive Offices, Including Zip Code)

1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan

(Full Title of the Plan)

John S. Hill

Vice President, Chief Financial Officer and Secretary

1511 N. Westshore Blvd., Suite 870

Tampa, FL 33607

(813) 579-6213

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Jurgita Ashley
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
(216) 566-8928

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, par value $0.001	300,000	$7.66	$2,298,000	$286.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s Common Stock that becomes issuable under the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market on May 30, 2018.

(3)	The Registrant previously paid a registration fee of $2,864.00 to the Securities and Exchange Commission (the “Commission”) in connection with a Registration Statement on Form S-1 filed by the Registrant with the Commission on January 8, 2018 (File No. 333-222470) (the “Form S-1”) for the offering of up to 920,000 shares of the Registrant’s 8.00% Cumulative Preferred Stock, Series A (the “Preferred Shares”). The Registrant sold a total of 700,000 Preferred Shares pursuant to the offering registered on the Form S-1, which has been completed. Accordingly, pursuant to Rule 457(p) of the Securities Act, the Registrant is applying the $685.00 in unused registration fees associated with unsold securities registered on the Form S-1 to offset the total registration fee due for this Registration Statement.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated by reference into this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):

1.	The Registrant’s Annual Report on Form 10-K for the Registrant’s fiscal year ended December 31, 2017;

2.	The Registrant’s Quarterly Report on Form 10-Q for the Registrant’s quarter ended March 31, 2018;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2018, February 26, 2018, February 28, 2018, April 26, 2018 and May 31, 2018; and

4.	The description of the Registrant’s Common Stock, par value $0.001 per share, contained in the Registrant’s Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the time of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) grants the Registrant the right to eliminate or limit the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with Section 102(b)(7) of the DGCL, the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duties as directors. The Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Under Section 145 of the DGCL, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding discussed above, or in defense of any claim, issue or matter therein, the Registrant is required to indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith.

In accordance with Section 145(a) of the DGCL, the Registrant’s Certificate of Incorporation and Second Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant is required to indemnify its directors and officers to the fullest extent authorized by the DGCL, subject to the exceptions set forth in the DGCL described above; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant is not obligated to indemnify any director or officer or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Registrant’s Board of Directors. In addition, as permitted by the DGCL, the Certificate of Incorporation and the Bylaws authorize the Registrant to advance expenses incurred by a director or officer in defending or otherwise participating in any proceeding upon receipt by the Registrant of an undertaking by or on behalf of the director or officer receiving the advancement to repay the amount advanced if it is ultimately determined that such person is not entitled to be indemnified by the Registrant. The Registrant’s Certificate of Incorporation and the Bylaws further provide that the Registrant may, to the extent authorized from time to time by the Registrant’s Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred to the Registrant’s directors and officers.

Further, under the Bylaws, unless ordered by a court, no indemnification may be provided to a director, officer or employee unless a determination has been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the disinterested directors, even though less than a quorum of the Registrant’s Board of Directors, (b) a committee comprised of disinterested directors, such committee having been designated by a majority vote of the disinterested directors (even though less than a quorum), (c) if there are no such disinterested directors, or if a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation. A “disinterested director” means a director of the Registrant who is not and was not a party to the proceeding in question.

In accordance with the DGCL, the Registrant’s Certificate of Incorporation and Bylaw provides that the rights to indemnification and to the advancement of expenses conferred in the Certificate of Incorporation and Bylaws are not exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Further, any repeal or modification of the indemnification provisions in the Certificate of Incorporation or the Bylaws by the stockholders of the Registrant will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Registrant existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Registrant has entered into indemnification agreements with each of its current directors and certain executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections.

The Registrant is authorized under Delaware law to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability. The Bylaws provide that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer or employee against any liability of any character asserted against or incurred by the Registrant or any such director, officer or employee, or arising out of any such person’s “corporate status” with the Registrant, or status as a director, officer, employee or agent of the Registrant, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Bylaws.

The Registrant maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the index below.

Exhibit Number	Description of Exhibit

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).

4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).

4.3	Certificate of Designations of Cumulative Preferred Stock, Series A, of the Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed with the Commission on February 26, 2018).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on January 30, 2014).

4.5	Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.2 of Registrant’s Current Report on Form 8-K filed with the Commission on February 27, 2015).

4.6	Form of Global Certificate of Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 4.4 of Registrant’s Registration Statement on Form S-1/A filed with the Commission on February 5, 2018).

4.7	1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2018).

4.8	Form of Stock Option Agreement under the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2018).

4.9	Form of Restricted Share Agreement under the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2018).

4.10	Form of Restricted Stock Unit Agreement under the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2018).

5.1	Opinion of Thompson Hine LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Thompson Hine LLP (included in legal opinion filed as Exhibit 5.1).

24.1	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 1st day of June, 2018.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Douglas N. Raucy	President, Chief Executive Officer and Director	June 1, 2018
Douglas N. Raucy	(Principal Executive Officer)

/s/ John S. Hill	Vice President, Chief Financial Officer and Secretary	June 1, 2018
John S. Hill	(Principal Financial Officer and Principal Accounting Officer)

/s/ D. Kyle Cerminara *	Director, Chairman of the Board	June 1, 2018
D. Kyle Cerminara

/s/ Lewis M. Johnson*	Director, Co-Chairman of the Board	June 1, 2018
Lewis M. Johnson

/s/ General E. Gray Payne*	Director	June 1, 2018
General E. Gray Payne

/s/ Larry Gene Swets, Jr.*	Director	June 1, 2018
Larry Gene Swets, Jr.

/s/ Scott David Wollney*	Director	June 1, 2018
Scott David Wollney

/s/ Dennis A. Wong*	Director	June 1, 2018
Dennis A. Wong

*By:	/s/ John S. Hill
John S. Hill
Attorney-In-Fact